Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

8 July 2025

raymond.ng@harneys.com

+852 5806 7883

063243-0001-RLN

BitFuFu Inc.

9 Temasek Boulevard

Suntec Tower 2, #13-01

Singapore 038989

Dear Sir or Madam

BitFuFu Inc., Company No. 387244 (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 (the Registration Statement), including all amendments or supplements thereto, and the accompanying prospectus (the Prospectus) filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the resale from time to time by the Selling Shareholders (as defined in the Prospectus) of up to 889,591 Class A ordinary shares of par value US$0.0001 of the Company (the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | JP Engwirda | Y Fan | P Kay | MW Kwok | IN Mann

R Ng | ATC Ridgers | PJ Sephton

613449549.3

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the share capital of the Company is US$50,000.00 divided into 500,000,000 ordinary shares comprising (i) 300,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 200,000,000 class B ordinary shares of the Company of a par value of US$0.0001 each.

3	Issuance of Shares. The Shares have been duly authorised and are validly issued, fully paid and non-assessable.

4	Cayman Islands Law. The statements under the caption “Description of Securities”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Description of Securities”, “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	A copy of the certificate of incorporation of the Company dated 16 February 2022.

2	A copy of the amended and restated memorandum and articles of association of the Company adopted by a special resolution passed and effective on 29 February 2024 (the M&A).

3	A copy of the register of directors of the Company provided to us on 27 March 2025.

4	A copy of the written resolutions of the board of directors of the Company dated 7 July 2025 (the Resolutions).

5	A copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies of the Cayman Islands dated 26 May 2025.

6	A copy of the certificate of incumbency issued by Harneys Fiduciary (Cayman) Limited, the registered office provider of the Company, dated 27 May 2025.

7	A copy of the certificate from a director of the Company dated 7 July 2025, a copy of which is attached hereto (the Director’s Certificate).

8	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via a digital system made available through the Grand Court of the Cayman Islands as conducted on 8 July 2025 (the Court Search Date).

9	The Registration Statement filed with the Commission on 8 July 2025.

1 to 7 above are collectively referred to in this opinion as the Corporate Documents. The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Authenticity of Documents. All copies of Documents provided to us are true and complete copies of the originals.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The Resolutions have been duly executed by or on behalf of the board of directors then, and the signature(s) and initial(s) thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

7	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and issuing the Securities as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

8	Shares. No Shares will be issued for a price which is lower than its par value, and the Company will have sufficient authorised but unissued share capital to issue each Share.

Schedule 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors;

(b)	Limitation Periods. Claims under the Agreements may become barred under the Limitation Act (1996 Revision) relating to the limitation of actions in the Cayman Islands or may be or become subject to defences of set-off, estoppel or counterclaim;

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy;

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a Cayman Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such provisions to be penal;

(g)	Currency. A Cayman Islands court retains a discretion to denominate any judgment in Cayman Islands dollars;

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process;

(i)	Award of Costs. In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the relevant contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62; and

(j)	Inappropriate Forum. The courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Agreements in matters where they determine that (i) such proceedings may be tried in a more appropriate forum, (ii) proceedings are already underway in a different forum, or (iii) the issues have already been finally determined by another forum.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the assets of the relevant company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Law have been paid and the Registrar of Companies of the Cayman Islands has no knowledge that the Company is in default under the Law.

6	Court Search. The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands, and through inadvertent errors or delays in updating such digital system (and/or the Court Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court of the Cayman Islands which, pursuant to the rules of the Grand Court of the Cayman Islands or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).